NEWS
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FOR IMMEDIATE RELEASE FOR MORE INFORMATION CONTACT:  January 8, 1999 Beth Sammis
(301)  838-5648

MAMSI's  Chairman  of the  Board,  President  and  CEO  Resigns

Rockville, MD -- Mid Atlantic Medical Services, Inc. (MAMSI) stated today that George T. Jochum, Chairman of the Board, President and CEO, has resigned effective January 8, 1999. The Board of Directors has appointed interim officers and a search committee to identify a permanent successor(s). The parties to the Complaint filed in the Chancery Court of Delaware also have resolved their differences and therefore the complaint will be dismissed.

The Board of Directors appointed Mark D. Groban, M.D. interim Chairman of the Board and Thomas P. Barbera, MAMSI's Vice-Chairman, as interim President and CEO. Additionally, the Board of Directors promoted Chief Financial Officer Robert E. Foss to the additional position of Senior Executive Vice President.

"MAMSI's strong position in the Mid Atlantic region's health care industry is largely attributable to our large physician and health care provider network," Dr. Groban said. "I am looking forward to working with Mr. Barbera and Mr. Foss to strengthen MAMSI's relationship with these fine practitioners offering quality health care to our members."

"MAMSI's Board of Directors and its officers remain committed to maintaining our excellent member service and improving shareholder value," noted Mr. Barbera. "We are in agreement that a new management team will strengthen the company's position. I am confident that working with Dr. Groban and Mr. Foss our senior management team will be able to return value to our shareholders and successfully move the company ahead."

Mid Atlantic Medical Services, Inc. is one of the largest managed care companies in the Mid-Atlantic region, with its health plan subsidiaries covering more than
1.7 million lives in Maryland,  Virginia,  Washington D.C., Pennsylvania,  North
Carolina, Delaware, and West Virginia. The Company's internet address is www.mamsi.com.
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Note 1: Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: All forward-looking information or statements contained in this release are based on management's current knowledge of factors, all with inherent risks and uncertainties, affecting MAMSI's business. MAMSI's actual results may differ materially if these assumptions prove invalid. Significant risk factors, while not all-inclusive, are: the possibility of increasing price competition in the Company's marketplace; the possibility of state or Federal budget mandates that reduce premium levels; the possibility of increased medical expenses due to increased utilization, inflation or legislative mandates; and the possibility that the Company is not able to expand its Service Area as planned. Investors should review other risks and uncertainties contained in Company documents filed with the Securities and Exchange Commission.

Note 2: MAMSI is a regional holding company for health care organizations that provide comprehensive health insurance products and services including four health maintenance organizations (MD-Individual Practice Association, Optimum Choice, Inc., Optimum Choice of the Carolinas, Inc., and Optimum Choice, Inc. of Pennsylvania), two preferred provider organizations (Alliance PPO, LLC and Mid Atlantic Psychiatric Services, Inc), an indemnity insurance company (MAMSI Life and Health Insurance Company), and four home health companies (HomeCall, Inc., FirstCall, Inc., HomeCall Pharmaceutical Services, Inc., and HomeCall Hospice Services, Inc.). Note 3: Mid Atlantic Medical Services, Inc. common stock is traded on the New York Stock Exchange (NYSE-MME).